Exhibit 99.1

Moving iMage Technologies Mourns the Loss of Chief Financial Officer Michael R. Sherman

Moving iMage Technologies (NYSE American: MITQ) ("MiT") today announced the passing of chief financial officer Michael “Mike” Sherman on November 30, 2022.

“It is with deep regret and profound sadness that I announce Mike’s passing yesterday afternoon. The Sherman’s have been family to many of us at MiT for over 20 years, and the loss of my colleague and friend has been extremely difficult. Mike will be sorely missed. My deepest condolences go out to the Sherman family,” said Phil Rafnson, chairman and CEO.

Sherman joined MiT as CFO in July 2018. He played a key role in preparing the Company for its IPO in July 2021 and drove the Company’s finance and accounting strategy as a public company. He began his career at Coopers & Lybrand and subsequently held a variety of corporate and division finance and accounting leadership roles for both public and private enterprises.

About Moving iMage Technologies

MOVING iMAGE TECHNOLOGIES (NYSE American: MITQ) is a leading provider of technology, products, and services to the Motion Picture Exhibition industry. We sell proprietary products, which we design and manufacture in-house, and are developing, introducing, and supporting a wide range of disruptive technologies that will bring SaaS and subscription-based products. Our Caddy brand of proprietary products is a leading provider of proprietary cup holders, trays, and other products to entertainment and sports venues. Based in Fountain Valley California, our 28,000 sq. ft. facility is home to our corporate offices, engineering & manufacturing, distribution, integration, and service and support divisions. Our strategic location is augmented by a global network of service partners & OEM manufacturers. For more information, visit www.movingimagetech.com .

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Moving iMage Technologies Investor Relations and Media Contacts:
Brian Siegel, IRC®, M.B.A.
Senior Managing Director
Hayden IR
(346) 396-8696
brian@haydenir.com